Exhibit 5.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

OPINION OF DAVIS POLK & WARDWELL LLP

October 9, 2025

Turn Therapeutics Inc.
250 N. Westlake Blvd.
Westlake Village, CA 91362

Ladies and Gentlemen:

Turn Therapeutics Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of up to an aggregate of 7,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company as described in the Registration Statement, which consists of (i) shares of Common Stock to be issued by the Company to the Selling Stockholders as consideration for their commitment to purchase the Draw Down Shares (as defined below) pursuant to a share purchase agreement, dated as of August 29, 2025 by and among the Company and the Selling Stockholders relating to the establishment of a committed equity facility (as amended prior to the date hereof, the “Share Purchase Agreement”) (the “Commitment Fee Shares”), (ii) shares of Common Stock issuable from time to time to the Selling Stockholders pursuant to the Share Purchase Agreement (the “Draw Down Shares”) and (iii) shares of Common Stock issuable to the Selling Stockholders upon exercise of an outstanding warrant to purchase shares of Common Stock of the Company issued pursuant to the Share Purchase Agreement (the “Warrant Shares”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	The Commitment Fee Shares, when issued and delivered in accordance with the terms of the Share Purchase Agreement, will be validly issued, fully paid and non-assessable.

Turn Therapeutics Inc.

2.	When the price at which the Draw Down Shares to be sold has been approved by or on behalf of the Board of Directors of the Company, the Draw Down Shares, when issued and delivered against payment therefor in accordance with the terms of the Share Purchase Agreement, will be validly issued, fully paid and non-assessable.

3.	The Warrant Shares, when issued and delivered against payment therefor in accordance with the terms of the Share Purchase Agreement and the terms of the warrant, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

October 9, 2025	2